EXHIBIT 99.1

RealPage Elects Kathryn V. Marinello to Board of Directors,
Audit Committee and Compensation Committee

CARROLLTON, Texas (TBD) - RealPage, Inc. (NASDAQ: RP), a leading provider of on-demand software and software-enabled services to the rental housing industry, today announced that on July 16, 2015, the Board of Directors elected Kathryn V. Marinello as a member of the Board and designated her as a Class III Director to stand for election at RealPage’s 2016 annual meeting of stockholders. Ms. Marinello has also been appointed to the company’s Audit and Compensation committees.
Ms. Marinello has been a member of the Board of Directors of General Motors Corporation since 2009 and also serves on the Board of Directors of AB Volvo Group and Neilson Holdings N.V. She was previously Chairman and Chief Executive Officer of Stream Global Services, Inc., a global business process outsource service provider specializing in customer relationship management for Fortune 1,000 companies. In addition, she has served as Chairman and Chief Executive Officer of Ceridian Corporation, a human resources outsourcing company; as President and Chief Executive Officer of the Fleet Commercial Finance, Consumer Insurance and Consumer Finance divisions of General Electric Company; and as President and Chief Executive Officer of the Electronic Payment and Card Service divisions of First Data Corporation.
Ms. Marinello remarked, “I am delighted to join the RealPage Board. RealPage is one of the most innovative technology companies in the real estate and Software-as-a-Service space and I am most intrigued by their introduction of many new data analytic products and services designed to leverage the massive repository of ‘big data’ that they have assembled for the industry. I am certain that RealPage has only begun to realize the potential that insights from their data footprint will bring to the real estate industry.”
Jason Wright, Lead Director for RealPage added, “Kathy brings an enormous amount of operating experience in consumer marketing and almost all areas of consumer finance. We are excited that she will be joining our board.” Steve Winn, Chairman and Chief Executive Officer of RealPage, added, “RealPage’s expansion into financial services, including payment processing and insurance, represents an important growth opportunity for us. Kathy brings vast experience to this area and we are very excited to have her join our board.”

###

About RealPage
RealPage, Inc. is a leading provider of comprehensive property management software solutions for the multifamily, commercial, single-family and vacation rental housing industries. These solutions help property owners increase efficiency, decrease expenses, enhance the resident experience and generate more revenue. Using its innovative SaaS platform, RealPage’s on-demand software enables easy system integration and streamlines online property management. Its product line covers the full spectrum of property management, leasing and marketing, asset optimization and resident services solutions. Founded in 1998 and headquartered in Carrollton, Texas, RealPage currently serves over 10,000 customers worldwide from offices in North America, Europe and Asia. For more information about the company, visit http://www.realpage.com.

Contact:
Investor Relations
Rhett Butler
(972) 820-3773
rhett.butler@realpage.com